Exhibit 99.1

For more information, contact:

Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces First Quarter 2015 Results

Wayne, PA – May 7, 2015 – SunGard Data Systems Inc. (“SunGard” or the “Company”), one of the world’s leading financial software companies, today reported results for the first quarter ended March 31, 2015. For the quarter, revenue was $671 million, up 3% year over year (up 6% adjusting for currency). Operating income was $115 million and the operating income margin was 17.1% in the quarter, compared to an operating loss of $289 million in the first quarter of 2014. The first quarter 2014 included a $339 million non-cash trade name impairment charge related to the split-off of the Availability Services business. Excluding this charge, operating income increased 129% year over year and the operating income margin increased 9.4 points year over year, driven by the increase in revenue, and an 8% decrease in total costs and expenses. Adjusted EBITDA was $175 million, up 21% year over year, and the adjusted EBITDA margin was 26.1%, up 3.9 points year over year. Adjusted EBITDA is defined in Note 1 attached to this release.

Russ Fradin, president and chief executive officer, commented, “We were pleased with our performance in the first quarter where we saw 6% revenue growth at constant currency. We’ve now grown revenue in three straight quarters, and the growth rate has accelerated. This reflects the investments we’ve made in new products, global sales and delivery capacity. We believe we are well positioned to continue this growth by bringing new technology to market and adding services that complement our software, including SaaS, Cloud and our new utility offerings. Recently, we announced two new utility offerings that leverage our industry standard software platforms and address our clients’ processing needs. These include a derivatives processing utility, with Barclays as its first customer, and a U.S. mutual fund transfer agency utility. Overall, I’m pleased with the strong start to the year and look to continue our momentum into the rest of 2015.”

SunGard reports its business in two key segments; Financial Systems and Public Sector & Education. Our segment revenue is classified into three categories: (i) Software revenue; (ii) Software-as-a-Service (“SaaS”) and Cloud revenue; and (iii) Professional and Business Processing Services (collectively referred to as “Services”) revenue. Notes 1 and 2 of this release provide current and historical information regarding this revenue classification. A discussion of the financial performance of each of these segments follows below.

Financial Systems (“FS”) segment revenue was $617 million in the quarter, up 3% year over year (up 6% year over year adjusting for currency), driven by growth in SaaS and Cloud revenue, and Services revenue. Software revenue was up 1% (up 5% adjusting for currency) driven by a combination of new sales and renewals of software license fees. SaaS and Cloud revenue grew 4% (up 5% adjusting for currency) driven by increased volumes from our existing customers and increased adoption of our offerings, all supported by our global delivery centers. Services revenue grew 5% (up 10% adjusting for currency) driven by broad-based growth in Professional Services tied to our new technology offerings. Adjusted EBITDA for the period was $174 million, up 25% from the prior year, and the adjusted EBITDA margin was 28.1%, up 4.9 points from last year.

In March, SunGard announced the creation of our futures and derivatives industry utility. This utility will help transform the cleared derivatives functions across the entire industry, resulting in a more sustainable operating model and improved cost structure for our clients. Barclays will be the utility’s first customer. Also, we added a full-service U.S. mutual fund transfer agency utility. This utility provides asset managers, third party administrators and custodians an independent service for mutual fund transfer activity. These new utilities, based on SunGard’s leading technologies, come as a response to the changing dynamics of the financial services industry and offer a full range of capabilities for our clients.

SunGard’s FS solutions address a broad range of customer’s needs across the financial services industry. During the quarter, notable deals included the following:

•	Adaptiv Risk & Performance was chosen by a leading US bank to help manage market and credit risk.

•	Valdi Order Validator was selected by a large US broker-dealer to mitigate its regulatory risk in pre-trade compliance.

•	Quantum was selected by one of the world’s largest auto loan financing groups to provide a global treasury solution for improved access to cash and risk.

•	Global Plus was selected by a global provider of financial and human resource services to help manage its trust operations in a Business Processing Services environment.

•	Omni and IntelliMatch solutions were selected by a leading retirement savings and investment provider in the Middle East to help enhance its pension administration operations.

•	Front Arena Treasury, APT and Ambit Capital Manager were selected by one of the largest Mexican pension funds to help comply with regulatory requirements for trading, portfolio management, market and credit risk, and reporting.

•	GetPaid, our comprehensive order-to-cash solution, was selected by a global leader in safety and security.

Public Sector & Education (“PS&E”) segment revenue was $54 million in the quarter, up 1% year over year, driven by 4% growth in SaaS and Cloud revenue and 4% growth in Services revenue partially offset by a 1% decline in Software revenue. Adjusted EBITDA was $16 million, down 1% year over year, and the adjusted EBITDA margin was 29.5%, down 0.6 points from last year.

Notable deals during the quarter included the following:

•	ONESolution was selected by a county in Florida to support and enhance the operations of its finance function.

•	ONESolution was selected by a city in Georgia to provide its latest public safety solutions for computer-aided emergency dispatch, records management and mobile computing.

•	eSchoolPLUS Professional Services was selected by a state department of education for the implementation of its student information management system at more than 250 school districts.

•	eSchoolPLUS, IEPPLUS, PerformanceTRACKER and CurriculumCONNECTOR were selected by a western Pennsylvania school district to help manage all of its student data, special education information, assessment and curriculum needs.

Financial Position

For the quarter ended March 31, 2015, the continuing operations of the Company generated $154 million in cash flow from operations, up $68 million year over year. Capital expenditures were $28 million, flat year over year. During the first quarter, the Company also spent $4 million on an acquisition.

At March 31, 2015, total debt was $4.7 billion and cash was $555 million. The Company’s leverage ratio, as defined in its senior secured credit agreement, was 5.04x, down from 5.41x at December 31, 2014. The leverage ratio is calculated using adjusted EBITDA as defined in Note 3 of this release. See Note 4 of this release for supplemental information on debt.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss first quarter 2015 results today at 9:00 a.m. (Eastern Time). The call may also include a discussion of company developments, forward-looking information and other material information about business and financial matters. The dial-in number for the conference call is 706-902-1370, and the conference ID number is 37644619. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. To access the supplemental slide presentation furnished on Form 8-K with our press release this morning, you may go to www.sungard.com and click on “Financials”. An audio replay will be available two hours after the call ends through midnight on May 21, 2015. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 37644619. A replay will also be available two hours after the call ends through midnight on May 21, 2015 at www.investorcalendar.com.

About SunGard

SunGard is one of the world’s leading financial software companies, with annual revenue of $2.8 billion. We provide solutions for financial services, the public sector and education. Our software is delivered via Software as a Service (“SaaS”), in the cloud and on premises, surrounded by an extensive suite of service offerings. Through the depth and breadth of our solution portfolio, global capabilities and domain expertise, we are uniquely capable of supporting virtually every type of financial organization, including the largest and most complex institutions in the world. SunGard’s approximately 13,000 employees proudly serve over 15,000 customers in more than 100 countries, bringing fresh ideas and inventive solutions to help our customers adapt and thrive. For more information, please visit www.sungard.com.

Trademark Information: SunGard, the SunGard logo, Adaptiv, Ambit, APT, CurriculumCONNECTOR, eSchoolPLUS, Front Arena, GetPaid, Global Plus, IEPPLUS, IntelliMatch, Omni, ONESolution, PerformanceTRACKER, Quantum, and Valdi are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: global economic and market conditions; the condition of the financial services industry, including the effect of any further consolidation among financial services firms; our high degree of debt-related leverage; the effect of war, terrorism, natural disasters or other catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; the market and credit risks associated with broker/dealer operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the integration and performance of acquired businesses; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; unanticipated changes in our income tax provision or the enactment of new tax legislation, issuance of regulations or relevant judicial decisions, and the split-off of the Availability Services business failing to qualify as a tax free transaction. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended March 31,
	2014	2015
Total revenue	$653	$671

Costs and expenses:
Cost of sales and direct operating (a)	269	268
Sales, marketing and administration	168	152
Product development and maintenance	99	86
Depreciation	24	29
Amortization of acquisition-related intangible assets	43	21
Trade name impairment charge	339	—

Total costs and expenses	942	556

Operating income (loss)	(289)	115
Interest expense and amortization of deferred financing fees	(74)	(71)
Loss on extinguishment of debt	(61)	—

Other expense	(135)	(71)

Income (loss) from continuing operations before income taxes	(424)	44
Benefit from (provision for) income taxes	101	(18)

Income (loss) from continuing operations	(323)	26
Income (loss) from discontinued operations, net of tax	(17)	2

Net income (loss)	$(340)	$28

(a)	Excludes depreciation, amortization and the cost of maintenance.

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	December 31,	March 31,
	2014	2015
Assets:
Current:
Cash and cash equivalents	$447	$555
Accounts receivable, net	686	559
Prepaid expenses and other current assets	112	101

Total current assets	1,245	1,215
Property and equipment, net	152	147
Software products, net	224	220
Customer base, net	360	346
Other assets, net	94	74
Trade name	672	672
Goodwill	3,760	3,711

Total Assets	$6,507	$6,385

Liabilities and Equity:
Current:
Short-term and current portion of long-term debt	$—	$1
Accounts payable and accrued expenses	405	349
Deferred revenue	589	569

Total current liabilities	994	919
Long-term debt	4,669	4,669
Deferred and other income taxes	608	599
Other long-term liabilities	31	30

Total liabilities	6,302	6,217
Total equity	205	168

Total Liabilities and Equity	$6,507	$6,385

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Three Months Ended March 31,
	2014	2015
Cash flow from operations:
Net income (loss)	$(340)	$28
Income (loss) from discontinued operations	(17)	2

Income (loss) from continuing operations	(323)	26
Reconciliation of income (loss) from continuing operations to cash flow from operations:
Depreciation and amortization	67	50
Trade name impairment charge	339	—
Deferred income tax benefit	(83)	(6)
Stock compensation expense	9	10
Amortization of deferred financing costs and debt discount	7	4
Loss on extinguishment of debt	61	—
Changes in working capital:
Accounts receivable and other current assets	101	125
Accounts payable and accrued expenses	(111)	(104)
Accrued interest	34	39
Accrued income taxes	(17)	23
Deferred revenue	2	(13)

Cash flow from continuing operations	86	154
Cash flow from discontinued operations	36	—

Cash flow from operations	122	154

Investment activities:
Cash paid for acquired businesses, net of cash acquired	—	(4)
Cash paid for property, equipment and software	(28)	(28)

Cash used in continuing operations	(28)	(32)
Cash provided by discontinued operations	5	1

Cash used in investment activities	(23)	(31)

Financing activities:
Cash received from borrowings, net of fees	(6)	—
Cash used to repay debt	(1,324)	—
Other financing activities	(8)	(4)

Cash used in continuing operations	(1,338)	(4)
Cash provided by discontinued operations	887	—

Cash used in financing activities	(451)	(4)

Effect of exchange rate changes on cash	1	(11)

Increase (decrease) in cash and cash equivalents	(351)	108

Beginning cash and cash equivalents, including cash of discontinued operations (2014: $31, 2015: $-)	706	447

Ending cash and cash equivalents	$355	$555

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Adjusted EBITDA to Net Income (Loss)

We evaluate the performance of our segments using non-GAAP measures. Our primary non-GAAP measure is Adjusted EBITDA, whose corresponding GAAP measure is net income (loss). Adjusted EBITDA is defined as net income (loss) excluding depreciation, amortization of acquisition-related intangible assets, goodwill and trade name impairment charges, severance and facility closure charges, stock compensation expense, management fees, certain other costs included in operating income, interest including amortization of deferred financing fees, loss on extinguishment of debt, other income (expense), income taxes and income (loss) from discontinued operations.

We believe Adjusted EBITDA is an effective tool to measure our operating performance since it excludes non-cash items and certain variable charges. We use Adjusted EBITDA extensively to measure both SunGard and its reportable segments within the Company, and also to report our results to our board of directors.

While Adjusted EBITDA is useful for analysis purposes, it should not be considered as an alternative to our reported GAAP results. Also, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is similar, but not identical, to adjusted EBITDA per the Senior Secured Credit Agreement for purposes of our debt covenants (see Note 2).

The following is a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the corresponding reported GAAP measures that we believe to be most directly comparable. Percentage changes are computed based on unrounded amounts. Also, reported amounts may not sum to totals due to rounding.

	Three Months Ended March 31,
(in millions)	2014	2015	change from prior year
Financial Systems segment
Revenue:
Software	$217	$218	1%
SaaS and Cloud	259	268	4%
Professional and Business Processing Services	124	131	5%

Total Revenue	$600	$617	3%

Adjusted EBITDA	$139	$174	25%
Adjusted EBITDA margin	23.2%	28.1%	4.9	pts

Public Sector & Education segment
Revenue:
Software	$34	$34	(1)%
SaaS and Cloud	9	9	4%
Professional and Business Processing Services	10	11	4%

Total Revenue	$53	$54	1%

Adjusted EBITDA	$16	$16	(1)%
Adjusted EBITDA margin	30.1%	29.5%	(0.6	)pts

Corporate
Adjusted EBITDA	$(10)	$(15)

Total
Revenue:
Software	$251	$252	0%
SaaS and Cloud	268	277	4%
Professional and Business Processing Services	134	142	5%

Total Revenue	$653	$671	3%

Adjusted EBITDA	$145	$175	21%
Adjusted EBITDA margin	22.2%	26.1%	3.9	pts

pts = margin points

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Adjusted EBITDA to Net Income (Loss) (continued)

	Three Months Ended March 31,
(in millions)	2014	2015	change from prior year
Reconciliation of Adjusted EBITDA to net income (loss):
Financial Systems segment	$139	$174
Public Sector & Education segment	16	16
Corporate	(10)	(15)

Total Adjusted EBITDA	145	175

Depreciation	(24)	(29)
Amortization of acquisition-related intangible assets	(43)	(21)
Trade name impairment charge	(339)	—
Restructuring charges	(5)	(2)
Stock compensation expense	(9)	(10)
Management fees	(2)	(2)
Other, net	(12)	4

Total operating income (loss)	(289)	115	140%

Interest expense and amortization of deferred financing fees	(74)	(71)
Loss on extinguishment of debt	(61)	—
Benefit from (provision for) income taxes	101	(18)
Income (loss) from discontinued operations, net of tax	(17)	2

Net income (loss)	$(340)	$28

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Historical Financial Information

The following table presents revenue and the year to year percentage change for each of SunGard’s new revenue categories for the full year 2013, each of the four quarters and the full year of 2014, and the first quarter of 2015 for SunGard Data Systems Inc., and each of its two segments, Financial Systems and Public Sector & Education. Percentage changes are computed based on unrounded amounts. Also, reported amounts may not sum to totals due to rounding.

See the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for discussion of SunGard’s revenue categories.

	($ in Millions)
		Fiscal 2014
	FY13	1Q14	2Q14	3Q14	4Q14	FY14	1Q15
SunGard

Revenue:
Software	$1,124	$251	$257	$269	$349	$1,126	$252
YTY %		5%	(6%)	(2%)	4%	0%	0%
SaaS and Cloud	$1,056	$268	$265	$268	$275	$1,077	$277
YTY %		(0%)	2%	(0%)	6%	2%	4%
Professional and Business Processing Services	$580	$134	$151	$154	$168	$606	$142
YTY %		3%	8%	15%	(5%)	4%	5%
Total	$2,761	$653	$673	$692	$792	$2,809	$671
YTY %		2%	0%	2%	3%	2%	3%
Financial Systems segment

Revenue:
Software	$987	$217	$222	$235	$314	$988	$218
YTY %		5%	(7%)	(2%)	4%	0%	1%
SaaS and Cloud	$1,021	$259	$256	$259	$266	$1,039	$268
YTY %		(1%)	2%	(0%)	6%	2%	4%
Professional and Business Processing Services	$543	$124	$140	$143	$157	$564	$131
YTY %		2%	8%	15%	(6%)	4%	5%
Total	$2,551	$600	$617	$637	$737	$2,592	$617
YTY %		2%	(0%)	2%	3%	2%	3%
Public Sector & Education segment

Revenue:
Software	$137	$34	$35	$34	$35	$138	$34
YTY %		3%	3%	(1%)	(1%)	1%	(1%)
SaaS and Cloud	$35	$9	$10	$9	$9	$37	$9
YTY %		5%	8%	5%	5%	6%	4%
Professional and Business Processing Services	$37	$10	$11	$10	$10	$42	$11
YTY %		18%	15%	10%	5%	12%	4%
Total	$210	$53	$55	$54	$55	$217	$54
YTY %		6%	6%	2%	1%	4%	1%

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 3. Reconciliation of Income (Loss) from Continuing Operations to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA Per Senior Secured Credit Agreement

EBITDA represents income (loss) from continuing operations before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA per our Senior Secured Credit Agreement is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facilities, as amended, our senior notes and senior subordinated notes. Adjusted EBITDA per our Senior Secured Credit Agreement is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement do not represent income (loss) from continuing operations, as that term is defined under GAAP, and should not be considered as an alternative to income (loss) from continuing operations as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement as presented herein are not necessarily comparable to similarly titled measures, including our Adjusted EBITDA as discussed in Note 1. The following is a reconciliation of EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to income (loss) from continuing operations, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended March 31,		Last Twelve Months Ended March 31,
(in millions)	2014	2015	2015
Total revenue	$653	$671	$2,827

Income (loss) from continuing operations	$(323)	$26	$142
Interest expense, net	74	71	287
Provision for (benefit from) income taxes	(101)	18	62
Depreciation	24	29	112
Amortization of acquisition-related intangible assets	43	21	114

EBITDA	(283)	165	717
Trade name impairment charge	339	—	—
Purchase accounting adjustments	—	—	1
Stock compensation expense	9	10	43
Restructuring charges	5	2	24
Management fees	2	2	9
Other costs	11	—	5
Loss on extinguishment of debt	61	—	—

Adjusted EBITDA - per Senior Secured Credit Agreement *	$144	$179	$799

Adjusted EBITDA margin	22.1%	26.7%	28.3%

Year to Year Margin change		4.6 points

*	Also applies to Senior Notes due 2018 and 2020 and Senior Subordinated Notes due 2019

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 4. Supplemental Information

The debt and cash data included below (in millions) reflects SunGard’s debt structure and changes in both the components of debt and cash from December 31, 2014 to March 31, 2015.

	December 31, 2014	March 31, 2015	Change from December 31 to March 31
Cash	$447	$555	$108

Senior Secured Credit Facilities:
Secured revolving credit facility	$—	$—	$—
Tranche C, effective interest rate of 4.44% and 4.44%	400	400	—
Tranche E, effective interest rate of 4.31% and 4.31%	1,918	1,918	—

Total Senior Secured Credit Facilities	2,318	2,318	—

Senior Notes due 2018 at 7.375%	511	511	—
Senior Notes due 2020 at 7.625%	700	700	—
Senior Subordinated Notes due 2019 at 6.625%	1,000	1,000	—
Secured accounts receivable facility, at 3.16% and 3.18%	140	140	—
Other	—	1	1

Total debt	$4,669	$4,670	$1

Net Debt (Total debt less cash)	$4,222	$4,115	$(107)

Leverage Metric per Credit Agreement	5.41x	5.04x	-0.37x
Weighted Average Interest Rate	5.61%	5.62%	0.01%
Percent Fixed Rate (swap adjusted)	67%	67%	0%
Percent Bonds of Total Debt	47%	47%	0%

The contractual future maturities of debt are as follows (in millions):

	December 31, 2014	March 31, 2015	Change December 31 to March 31
2015	$—	$1	$1
2016	—	—	—
2017	400	400	—
2018	511	511	—
2019	1,140	1,140	—
Thereafter	2,618	2,618	—

Total debt	$4,669	$4,670	$1

Current	$—	$1
Long-term	4,669	4,669

Total debt	$4,669	$4,670